FOR IMMEDIATE RELEASE

MONTBLANC AND INTER PARFUMS
SIGN A FRAGRANCE LICENSE AGREEMENT

New York, New York - January 22, 2010 -- Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that its 75% owned Paris-based subsidiary, Inter Parfums SA, and Montblanc International GMBH have signed a license agreement to create, produce and distribute perfumes and ancillary products under the Montblanc brand. This license agreement is for ten and a half years and will take effect on July 1, 2010.

Montblanc fragrances are distributed in 50 countries worldwide.

Lutz Bethge, Chief Executive Officer of Montblanc, declared: "Montblanc has achieved a world-renowned position in the luxury segment and become a purveyor of exclusive products which reflect today's exacting demands for timeless design, tradition and master craftsmanship. In the past few years, Montblanc's product range has been expanded to Swiss made watches, male accessories and female jewellery, luxury leather goods and eyewear. We believe that Inter Parfums will be a good partner to further develop and establish the brand successfully in the fragrance segment."

Philippe Benacin, Chairman and Chief Executive Officer of Inter Parfums, S.A., added: "Through its leadership positions in writing instruments, watches and leather goods, promising growth outlook in women's jewellery, its active presence in more than 70 countries, a network of more than 350 boutiques worldwide and its high standards of product design and quality, Montblanc offers growth potential for development in fragrances and ancillary products. This partnership with the world-renowned more than 100-year-old luxury brand will further strengthen Inter Parfums prospects for continued expansion in the selective perfume market."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc and S.T. Dupont.  The Company also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers and bebe brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2008 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com

Montblanc International GMBH Lutz Bethge Chief Executive Officer + 49 40 84001 900 www.montblanc.com